UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2010 (July 9, 2010)

STERLING BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

TEXAS	001-34768	74-2175590
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10260 Westheimer

Houston, Texas 77042

(Address of principal executive offices) (Zip Code)

(713) 466-8300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Material Compensatory Contract with Principal Executive Officer

On July 9, 2010, Sterling Bancshares, Inc., a Texas Corporation (the “Company”) and J. Downey Bridgwater entered into an Employment Agreement between the Company and Mr. Bridgwater, deemed effective as of July 1, 2010 (the “Employment Agreement”). The summary of the Employment Agreement is qualified in its entirety by reference to the complete terms and conditions of such agreement, which is filed herewith as Exhibit 10.1.

Under the terms of the Employment Agreement, Mr. Bridgwater will continue to be employed as the Chief Executive Officer of both the Company and Sterling Bank, a Texas-chartered banking association wholly owned by the Company (the “Bank”), and the Company shall use commercially reasonable efforts to cause Mr. Bridgwater to serve on the Board of Directors of the Company and Bank. Unless sooner terminated pursuant to the terms of the Employment Agreement, the Company will employ Mr. Bridgwater through June 30, 2013.

During the employment term, Mr. Bridgwater shall receive a base salary of at least $610,500 per year, subject to annual review. Furthermore, Mr. Bridgwater shall be entitled to an annual performance bonus, payable in cash, equity, or some combination thereof, upon the achievement of certain performance results. The performance measures are weighted as follows: (a) return on assets – 35%, (b) earnings per share – 35%, and (c) board evaluation – 30%. The Employment Agreement provides for a “claw-back” in the event there is a restatement of the Company’s financial statements, and as a result, the revised performance measures are lower and therefore result in a lower cash bonus.

Pursuant to the Employment Agreement, Mr. Bridgwater was awarded 187,500 unvested Performance Restricted Share Units (“PRSUs”). The Employment Agreement provides that if Mr. Bridgwater is continuously employed through June 30, 2013, the PRSUs will vest based on the Company’s performance compared to its peers for the period July 1, 2010 through June 30, 2013. Upon vesting, the Company will issue one bonus share for each vested PRSU. The 187,500 PRSUs are based on target performance, but the actual number, if any, will depend of the Company’s actual performance compared to its peers, with the maximum number of PRSUs capped at 375,000. There can be an acceleration of vesting of the PRSUs prior to June 30, 2013, in the following instances:

•

If Mr. Bridgwater’s employment is terminated for any reason other than for cause or breach by Mr. Bridgwater, the Company shall issue bonus shares based on the year of termination as follows: (a) if his termination is on or prior to July 1, 2011, 62,500 bonus shares, (b) if his termination is after July 1, 2011 and prior to July 1, 2012, 125,000 bonus shares, and (c) if his termination is on or after July 1, 2012, 187,500 bonus shares.

•	Upon a change in control, the 187,500 PRSUs shall be fully vested, and the corresponding bonus shares shall be issued upon the effective date of the change in control.

Mr. Bridgwater shall be entitled to participate in the Company’s Long-Term Incentive Program, and in all other benefits, plans and programs available to employees of the Company.

The Employment Agreement requires that Mr. Bridgwater maintain the confidentiality of the Company’s proprietary information and refrain from competing with and soliciting employees from the Company during his employment and for a period of up to two (2) years after termination.

If, prior to the expiration of the employment term and prior to a change of control, the Company terminates Mr. Bridgwater’s employment without cause, or Mr. Bridgwater voluntarily resigns for good reason, the Company shall be obligated to pay Mr. Bridgwater a lump sum cash payment in an amount equal to the aggregate base salary that he would have earned during the remainder of the employment term, and shall be obligated to continue the provision of benefits under the terms of the Employment Agreement through the employment term. Mr. Bridgwater would also be entitled to receive a pro rata portion of 187,500 PRSUs referenced above. If, following a change of control, the Company terminates Mr. Bridgwater’s employment for any reason other than death or disability, or Mr. Bridgwater voluntarily resigns for good reason, the Company shall be obligated to pay Mr. Bridgwater a lump sum cash payment equal to three times his base salary and cash bonus as calculated pursuant to the Employment Agreement, and shall be obligated to continue benefits through the remainder of the employment term or three years after the change of control.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between Sterling Bancshares, Inc. and J. Downey Bridgwater dated effective July 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned authorized officer.

Sterling Bancshares, Inc.

Date: July 12, 2010	By:	/s/ JAMES W. GOOLSBY, JR.
James W. Goolsby, Jr.
Executive Vice President and General Counsel

Exhibit No.	Description

10.1	Employment Agreement between Sterling Bancshares, Inc. and J. Downey Bridgwater dated effective July 1, 2010.